Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (on Form S-8 Nos. 333-99629, 333-69706, and 333-125456 and on Form S-3 No. 333-112323) of Sequenom, Inc., of our reports dated March 28, 2006, with respect to the consolidated financial statements and schedule of Sequenom, Inc., Sequenom, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Sequenom, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 2005.

/s/ ERNST & YOUNG LLP

San Diego, California

March 28, 2006